UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 8, 2008

INTERLINK ELECTRONICS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	0-21858	77-0056625
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

546 Flynn Road, Camarillo, California		93012
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (805) 484-8855

No Change

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On January 8, 2008, Interlink Electronics, Inc. (the “Company”) issued a press release announcing the appointment of John A. Buckett, II, the Company’s current Chairman of the Board, as the Company’s interim Chief Executive Officer effective as of January 8, 2008. Mr. Buckett will serve as the Company’s interim Chief Executive Officer while the Board of Directors continues to search for a permanent Chief Executive Officer to replace E. Michael Thoben, III, long-time Chief Executive Officer of the Company, whose retirement was effective as of January 4, 2008. Additional compensation to Mr. Buckett, if any, for assuming this interim position will be determined by the compensation committee in due course.

Mr. Buckett, age 60, has been a director of the Company since 2000 and was appointed Chairman of the Board in September of 2007. Mr. Buckett has served as Vice President, Corporate Development, at Scientific-Atlanta, Inc., a Cisco Company, from 1998 to date, and is a member of Scientific-Atlanta’s Corporate Management Committee. Mr. Buckett holds a B.S. degree in electrical engineering from the Georgia Institute of Technology.

There is no arrangement or understanding between Mr. Buckett and any other person, including the Company, pursuant to which he was selected as interim Chief Executive Officer. There are no family relationships between Mr. Buckett and any other officer or director of the Company. There have not been any transactions between the Company and any related person since the beginning of the Company’s last fiscal year, nor are there any currently proposed transactions, in which the amount involved exceeds $120,000 and in which Mr. Buckett had or will have a direct or indirect material interest.

A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

99.1	Press Release dated January 8, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 8, 2008.

INTERLINK ELECTRONICS, INC.

By:	/s/ CHARLES C. BEST
Charles C. Best
Chief Financial Officer